EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-92893, No. 333-129220, and No. 333-161351 on Forms S-8 of IKONICS Corporation of our report dated March 6, 2012 relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 6, 2012